EXHIBIT 99.1

For Immediate Release

Contact:                          Charles J. Urstadt, Chairman
Willing Biddle, CEO
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces retirement of
Thomas D. Myers, Chief Legal Officer and Corporate Secretary

Greenwich, Connecticut. February 4, 2016 -- Urstadt Biddle Properties Inc. ("Company") (NYSE:UBA and UBP) announced that on January 29, 2016, Thomas D. Myers, Executive Vice President, Chief Legal Officer and Corporate Secretary of Urstadt Biddle Properties Inc. ("Company"), notified the Company that he will be retiring and resigning his positions with the Company, effective July 15, 2016.

Commenting on Mr. Myers's retirement, Mr. Charles J. Urstadt, the Company's Chairman, said:  "Tom has been a mainstay of our senior management team for more than twenty years and as CLO has made a giant contribution to the growth and success of the Company.  His counsel and attention to detail will be missed by everyone at UBP.  We wish Tom and his family all the very best in his retirement."

The Company has commenced a process to identify Mr. Myers's successor.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 74 properties containing approximately 4.9 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 184 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 22 consecutive years.